Exhibit 10.7

April 19, 2005

Gail A. Sloan
La Jolla Pharmaceutical Company
6455 Nancy Ridge Drive
San Diego, California 92121

Dear Gail,

La Jolla Pharmaceutical Company (the “Company”) believes that you are able to make a serious and valuable contribution to the Company and help the Company achieve success in the strategic objects identified herein. Accordingly, in order retain your services and to incentivize you to continue as an employee, subject to the terms of this letter agreement (this “Agreement”), the Company hereby offers to pay to you (i) a retention bonus and (ii) certain success bonuses, the payment of which are conditioned upon the Company’s achievement of the strategic objectives identified herein. The bonuses will be calculated with regard to your current annual base salary (your “Salary”).

1. Retention Bonus

a. Subject to the limitations contained herein, if you remain continuously employed by the Company through the earlier of the consummation of a Change in Control or June 30, 2005 (the “Target Date”), and provided that you have not received any type of Disciplinary Action, the Company will pay you a bonus in an amount equal to thirty percent (30%) of your quarterly Salary, less applicable withholdings and deductions (the “Retention Bonus”). The Retention Bonus will be paid in a lump sum on the earlier of two business days after the Target Date or immediately prior the closing of a transaction that results in a Change in Control.

b. The following defined terms have the following meanings:

(i) “Change in Control” means the following and shall be deemed to occur if any of the following events occur: (A) except as provided by subsection (C) hereof, the acquisition (other than from the Company) by any person, entity or “group,” within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (excluding, for this purpose, the Company or its subsidiaries, or any employee benefit plan of the Company or its subsidiaries which acquires beneficial ownership of voting securities of the Company), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of forty percent (40%) or more of either the then outstanding shares of common stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors; or (B) individuals who, as of the effective date of this Agreement, constitute the board of directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the board of directors, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, is or was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or (C) approval by the stockholders of the Company of a reorganization, merger or consolidation with any other person, entity or corporation, other than: (1) a merger or consolidation which would result in the persons holding the voting securities of the Company outstanding immediately prior thereto continuing to hold more than fifty percent (50%) of the combined voting power of the voting securities of the Company or its successor which are outstanding immediately after such merger or consolidation; or (2) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires forty percent (40%) or more of the combined voting power of the Company’s then outstanding voting securities; or (D) approval by the stockholders of the Company of a plan of complete liquidation of the Company or an agreement for the sale or other disposition by the Company of all or substantially all of the Company’s assets.

Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred (x) if the “person” is an underwriter or underwriting syndicate that has acquired the ownership of 50% or more of the combined voting power of the Company’s then outstanding voting securities solely in connection with a public offering of the Company’s securities or (y) if the “person” is an employee stock ownership plan or other employee benefit plan maintained by the Company that is qualified under the provisions of the Employee Retirement Income Security Act of 1974, as amended.

(ii) “Disciplinary Action” means a notice provided to you in writing by the Company’s Chief Executive Officer, or, in the case of the Chief Executive Officer, the Chairman of the Compensation Committee, stating that: (i) you have violated a written policy of the Company; (ii) you have engaged or participated in an activity which is competitive with or intentionally injurious to the Company or which violates a material provision of an agreement between you and the Company; (iii) you have used, or appropriated for your personal use or benefit, funds or properties of the Company; (iv) you have repeatedly failed to satisfactorily perform your job duties; or (v) you have refused or failed to follow lawful and reasonable directions of the board of directors or the Chief Executive Officer of the Company or, in the case of the Chief Executive Officer, the board of directors only. The determination with respect to each of these matters shall be made by the Chief Executive Officer, or, in the case of the Chief Executive Officer, the Chairman of the Compensation Committee, acting in his sole discretion.

2. Incentive Bonuses Based on Success. In addition to the Retention Bonus, you are eligible to receive one or more of the following success bonuses upon the achievement of the milestones identified in this Section 2.

a. Riquent Bonus. If, on or prior to September 30, 2005, the Company enters into a definitive agreement with a third party that provides for material financial support of the development of Riquent (a “Riquent Definitive Agreement”) or that provides for a transaction that would result in a Change in Control (a “Change in Control Agreement”), and you have remained continuously employed by the Company from the date of this Agreement through the earlier of the date of the Riquent Definitive Agreement or the Change in Control Agreement, then the Company agrees to pay you a success bonus in an amount equal to fifty percent (50%) of your Salary, less applicable withholdings and deductions (the “Riquent Bonus”). The Riquent Bonus will be paid in a lump sum on the earlier of two business days after the date of the Riquent Definitive Agreement or the Change in Control Agreement, as the case may be.

b. SSAO Bonus. If, on or prior to September 30, 2005, the Company enters into a definitive agreement with a third party that provides for material financial support of the development of semicarbazide-sensitive amine oxidase for the treatment of autoimmune diseases and acute and chronic inflammatory disorders (the “SSAO Program Definitive Agreement”) and you have remained continuously employed by the Company from the date of this Agreement through the date of the SSAO Program Definitive Agreement, then the Company will pay you a success bonus in an amount equal to ten percent (10%) of your Salary, less applicable withholdings and deductions (“SSAO Bonus”). The SSAO Bonus will be paid in a lump sum amount within two business days after the date of the SSAO Definitive Agreement.

c. Financing Bonus. If, on or prior to September 30, 2005, the Company completes a transaction that results in the Company receiving gross proceeds (before expenses) of at least $10,000,000, other than in connection with any of the strategic objectives described above, and you have remained continuously employed by the Company from the date of this Agreement through the closing date of such financing transaction, then the Company agrees to pay you a bonus in an amount equal to twenty percent (20%) of your Salary, less applicable withholdings and deductions (the “Financing Bonus”). The Financing Bonus will be paid in a lump sum within two business days after the date upon which such financing transaction is consummated.

3. Responsibilities

As part of this Agreement, you agree to continue to make a valuable contribution to the Company and to assist the Company with the assessment and implementation of the strategic alternatives the Company may choose to pursue.

You will continue to be bound by the Company’s policies and this letter does not change your employment status with the Company. As with all employees at the Company, you or the Company may, subject to the terms of any contractual agreement you may have with the Company, terminate your employment at any time for any reason whatsoever, with or without cause or advance notice.

This Agreement constitutes the full and complete expression of our arrangement with respect to the Retention Bonus, the SSAO Bonus, the Riquent Bonus and the Financing Bonus and supersedes any prior oral commitments or representations. This Agreement cannot be modified except by a written instrument approved and signed by both you and an independent member of board of directors of the Company acting on behalf of the Company.

Sincerely,

/s/ Steven B. Engle

Steven B. Engle Chairman and Chief Executive Officer

I hereby agree to and accept the terms of this Agreement as of the date first set forth above.

/s/ Gail A. Sloan
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Gail A. Sloan
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